BRINKER INTERNATIONAL
                              LOGO


                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917
                                              September 24, 1999

Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, November 4, 1999, at the
Maggiano's Little Italy Restaurant, located at 205 NorthPark Center, Dallas, Texas. The meeting is being held for the following purposes:

          (A)  to elect twelve directors of the Company
          to  serve  until the next annual  meeting  of
          shareholders   or   until  their   respective
          successors shall be elected and qualified;

          (B)    to  re-approve  the  Company's  Profit
          Sharing Plan;

          (C)  to approve the Company's Executive Long-
          Term Incentive Plan;

          (D)   to  approve  the Company's  1999  Stock
          Option  and  Incentive Plan for  Non-Employee
          Directors and Consultants; and

          (E)   to transact such other business as  may
          properly come before the meeting or any adjournment thereof.

      Our agenda for the meeting will also include a strategic overview of the Company.

      It is important that your shares be represented at the meeting, whether or not you attend personally. I urge you to sign, date and return the enclosed proxy, or vote via telephone as set forth in the proxy, at your earliest convenience.

                                        Very truly yours,



                                        Norman E. Brinker
                                        Chairman of the Board








                  BRINKER INTERNATIONAL, INC.
                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  To Be Held November 4, 1999



To our Shareholders:

       NOTICE  IS  HEREBY  GIVEN  that  the  annual  meeting   of
shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), will be held at the Maggiano's Little Italy Restaurant, located at 205 NorthPark Center, Dallas, Texas, on Thursday, November 4, 1999, at 10:00 a.m., local time, for the following purposes:

          (A)  to elect twelve directors of the Company
          to  serve  until the next annual  meeting  of
          shareholders   or   until  their   respective
          successors shall be elected and qualified;

          (B)    to  re-approve  the  Company's  Profit
          Sharing Plan;

          (C)  to approve the Company's Executive Long-
          Term Incentive Plan;

          (D)   to  approve  the Company's  1999  Stock
          Option  and  Incentive Plan for  Non-Employee
          Directors and Consultants; and

          (E)   to transact such other business as  may
          properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on September 7, 1999, are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

      It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote your proxy by telephone) so that your stock will be represented. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope (or follow the instructions set forth on the enclosed proxy to vote your proxy by telephone).

                              By Order of the Board of Directors,



                              Roger F. Thomson
                              Secretary

Dallas, Texas
September 24, 1999



                  BRINKER INTERNATIONAL, INC.
                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917

                         ==============

                        PROXY STATEMENT
                              For
                 ANNUAL MEETING OF SHAREHOLDERS
                  To Be Held November 4, 1999

                         ==============

      This Proxy Statement is first being mailed on or about September 24, 1999, to shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on November 4, 1999. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting, and not revoked, or if voted by telephone in accordance with the instructions set forth in the enclosed proxy, and not revoked. The proxy may be revoked at any time before it is voted by giving written notice or a subsequently dated proxy (either by mail or by telephone), to the Secretary of the Company, or voting in person.

                   OUTSTANDING CAPITAL STOCK

      The record date for shareholders entitled to vote at the annual meeting is September 7, 1999 (the "Record Date"). At the close of business on the Record Date, the Company had 65,820,477 shares of Common Stock, $0.10 par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting.

               ACTION TO BE TAKEN AT THE MEETING

      The annual meeting is being held (a) to elect twelve directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified, (b) to re-approve the Company's Profit Sharing Plan, (c) to approve the Company's Executive Long-Term Incentive Plan, and (d) to approve the Company's 1999 Stock Option and Incentive Plan for Non-Employee Directors and
Consultants. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                       QUORUM AND VOTING

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of the
Record Date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. However, only the number of shares voted in person or by proxy and abstentions are counted for purposes of determining the presence or absence of a quorum for a specific proposal. A majority of the number of shares voted in person or by proxy and abstentions must vote in favor of a proposal in order for it to be approved. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the Record Date.

                     PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned by the principal shareholders of the Company.

                                       Beneficial Ownership
Name and Address                   Number of Shares      Percent


FMR Corp.                           7,314,600(1)          11.11%
82 Devonshire Street
Boston, Massachusetts  02109

Capital Research and Management     5,700,000(1)           8.66%
  Company
333 South Hope Street
Los Angeles, California 90071

Morgan Stanley Dean Witter & Co.    3,910,369(1)           5.94%
1585 Broadway
New York, New York  10036


      (1) Based on information contained in Schedule 13G dated as of December 31, 1998.




                SECURITY OWNERSHIP OF MANAGEMENT
                   AND ELECTION OF DIRECTORS

      Twelve directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may recommend. All nominees have expressed their intention to serve the entire term for which election is sought. The following table sets forth certain information concerning security ownership of management and nominees for election as directors of the Company:

                   Number of Shares              Number Attributable to
                    of Common Stock               Options Exercisable
                  Beneficially Owned as of        Within 60 Days of      Percent
                  September 7, 1999(1)(2)         September 7, 1999      of Class

Name
Norman E. Brinker    1,799,934(3)                      1,011,875           2.69%

Ronald A. McDougall    912,522                           887,500           1.37%

Douglas H. Brooks      431,324                           344,500              *

John C. Miller         131,630                          130,625               *

Russell G. Owens       150,469                          135,708               *

Roger F. Thomson       196,000                          192,500               *

Donald J. Carty         10,000                              -0-               *

Dan W. Cook, III           -0-                              -0-               *

Marvin J. Girouard         -0-                              -0-               *

J.M. Haggar, Jr.        72,435(4)                         8,715               *

Frederick S. Humphries  26,080                           25,000               *

Ronald Kirk              7,430                            7,430               *

Jeffrey A. Marcus       17,048                            7,048               *

James E. Oesterreicher  19,500                           19,000               *

Roger T. Staubach       34,500                           24,000               *

All executive officers
 and directors as a
 group (21 persons)   4,383,330(3)(4)                 3,079,453             6.36%

    *    Less than one percent

          (1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

          (2) Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of September 7, 1999, under the Company's 1983 Incentive Stock
     Option  Plan,  1992 Incentive Stock Option Plan  and  1991  Stock
     Option Plan for Non-Employee Directors and Consultants, as applicable.

          (3) Includes 10,250 shares of Common Stock held of record by a family trust of which Mr. Brinker is trustee.

          (4) Includes 25,000 shares of Common Stock held of record by Joe Haggar Interest, L.P., a limited partnership controlled by Mr. Haggar.


      The Company has established a guideline that all senior officers of the Company own stock in the Company, believing that it is important to further encourage and support an ownership mentality among the senior officers that will continue to align their personal financial interests with the long-term interests of the Company's shareholders. Pursuant to the guideline, the minimum amount of Company Common Stock that a senior officer will be required to own will be determined by such officer's position within the Company as well as annual compensation. The Company has established a program with a third-party lender pursuant to which the senior officers will be able to obtain financing for purposes of attaining the stock ownership levels referred to above. Any loans obtained by such senior officers to finance such stock acquisitions are facilitated by the Company pursuant to an agreement in which the senior officer pledges the underlying stock and future incentive payments which may be receivable from the Company as security for the loan.

                DIRECTORS AND EXECUTIVE OFFICERS

Directors

      A brief description of each person nominated to become a director of the Company is provided below. Except for Douglas H. Brooks, all nominees are currently serving as directors of the Company. Each of the current directors was elected at the last annual meeting of the Company's shareholders held on October 29, 1998.

      Norman E. Brinker, 68, has served as Chairman of the Board of Directors since 1983. He was also Chief Executive Officer of the Company from September 1983 to June 1995, with the exception of a brief period during which Mr. Brinker was incapacitated due to an injury. Mr. Brinker is a member of the Executive and Nominating Committees of the Company. He was the founder of S&A Restaurant Corp. in 1966, and served as its Chairman of the Board of Directors and Chief Executive Officer from 1977 through 1983. From 1982 through 1983, Mr. Brinker served as Chairman of the Board of Directors and Chief Executive Officer of Burger King Corporation, while simultaneously occupying the position of President of The Pillsbury Company Restaurant Group. Mr. Brinker currently serves as a member of the Board of Directors of Haggar Clothing Company and Petsmart, Inc.

     Ronald A. McDougall, 57, was elected Vice Chairman and Chief Executive Officer in January 1999, having formerly held the office of President and Chief Executive Officer of the Company since June 1995 and President and Chief Operating Officer from 1986 to 1995. Mr. McDougall joined the Company in 1983 and served as Executive Vice President - Marketing and Strategic Development until his promotion to President. Prior to joining the Company, Mr. McDougall held senior management positions at Proctor and Gamble, Sara Lee, The Pillsbury Company and S&A Restaurant Corp. Mr. McDougall has served as a member of the Board of Directors of the Company since 1983 and is a member of the Executive and Nominating Committees of the Company. Mr. McDougall also serves on the Board of Trustees of the Cooper Institute for Aerobics Research.

      Douglas H. Brooks, 47, became President and Chief Operating Officer of the Company in January 1999. Previously, Mr. Brooks served as Chili's Grill & Bar ("Chili's") President from June 1994 to May 1998 and Executive Vice President and Chief Operating Officer from May 1998 until January 1999. Mr. Brooks joined the Company as an Assistant Manager in 1978 and was promoted to General Manager later that year. He was named Area Supervisor in 1979, Regional Director in 1982, Senior Vice President - Central Region Operations in 1987, and Senior Vice President - Chili's Operations in 1992. He held this position until becoming President of Chili's in 1994. Mr. Brooks serves on the Board of Directors of Limbs for Life.

     Donald J. Carty, 53, was named Chairman, President and Chief Executive Officer of AMR Corp. and American Airlines, Inc. in May 1998, after serving as President from March 1995 until May 1998. From 1989 to 1995, he served American Airlines, Inc. and AMR
Corp.  as  Executive Vice President - Finance and  Planning.   He
joined American in 1978 and held numerous finance and planning positions, with the exception of a two-year hiatus as President and Chief Executive Officer of CP Air in Canada. He serves on the Board of Directors of Dell Computer Corporation and Sabre Holdings Corporation. He also serves on the boards of the Canada-U.S. Foundation for Educational Exchange and the Dallas Chamber and is a member of the Dallas Citizens Council. Mr. Carty has served on the Board of Directors since June 1998 and is a member of the Executive Committee of the Company.

     Dan W. Cook, III, 64, is a Senior Director of Goldman Sachs, an investment banking firm. Mr. Cook joined Goldman Sachs Group in 1961 and was a partner when he retired in 1992. Mr. Cook is a member of the Executive and Compensation Committees of the Company and has served as a member of the Board of Directors since October 1997. Mr. Cook also serves on the Board of Directors for Centex Corporation. Mr. Cook is a member of the Board of Trustees of Southern Methodist University as well as Vice-Chair of the Edwin L. Cox School of Business Executive Board.

     Marvin J. Girouard, 60, is the Chairman, President and Chief Executive Officer of Pier 1 Imports, Inc., having been elected to the position of Chairman in February 1999, President in August 1988 and Chief Executive Officer in June 1998. Mr. Girouard previously served as Chief Operating Officer from 1988 to 1998. Mr. Girouard joined Pier 1 Imports in 1975 and has served on its Board of Directors since 1988. He serves as a Director for Tandy Brands Accessories, Inc. and is a member of the Executive Committee for the United States Committee for UNICEF - The United Nations Children's Emergency Fund. Mr. Girouard has served as a member of the Board of Directors since September 1998 and is a member of the Audit and Compensation Committees of the Company.

      J.  M.  Haggar,  Jr., 74, is currently the  owner  of  J.M.
Haggar, Jr. Investments, a land management and personal investments business he has operated since retiring as Chairman of the Board of Directors of Haggar Clothing Company in February 1995. Mr. Haggar previously held the positions of President and Chief Executive Officer of Haggar Clothing Company until 1991. Mr. Haggar is a member of the Compensation and Audit Committees of the Company and has served as a member of the Company's Board of Directors since 1985.

      Frederick S. Humphries, 63, is the President of Florida A&M University in Tallahassee, Florida, having held this position since 1985. Prior to joining Florida A&M University, Dr. Humphries was President of Tennessee State University in Nashville for over 10 years. Dr. Humphries serves as a member of the USDA Task Force of 1890 Land-Grant Institutions in addition to being involved in various civic and community activities. Dr. Humphries has served on the Board of Directors of the Company since May 1994 and is a member of the Audit Committee of the Company. He is also a member of the Board of Directors of Wal-Mart, Inc.

      Ronald Kirk, 45, is currently Mayor of the City of Dallas and a partner in the law firm of Gardere & Wynne. He was elected Mayor in 1995, and previously served as Secretary of State of the State of Texas from 1994 to 1995. Mr. Kirk was engaged in the private practice of law from 1989 to 1994, served as an Assistant City Attorney for Dallas from 1983 to 1989 and as a legislative aide to U.S. Senator Lloyd Bentsen from 1983 to 1989. Mayor Kirk is an honors graduate of Austin College and earned his law degree from The University of Texas. Mayor Kirk has served on the Board of Directors since January 1997 and is a member of the Nominating Committee of the Company.

      Jeffrey A. Marcus, 52, is a Partner of Marcus & Partners, a private equity investment firm he co-founded in March 1999. He previously served as President and Chief Executive Officer of Chancellor Media Corporation (radio broadcasting), from May 1998 until March 1999. Previously, Mr. Marcus was Chairman, President and Chief Executive Officer of Marcus Cable Company, a company he formed in 1990 after spending more than 20 years in the cable television industry. Mr. Marcus is active in several civic and charitable organizations. Mr. Marcus has served on the Board of Directors since January 1997 and is a member of the Executive Committee of the Company.

     James E. Oesterreicher, 58, is the Chairman of the Board and Chief Executive Officer of J.C. Penney Company, Inc., having been elected to the position of Chairman of the Board in January 1997 and to the position of Vice Chairman and Chief Executive Officer in January 1995. Mr. Oesterreicher served as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992. Mr. Oesterreicher has been with the J.C. Penney Company since 1964 where he started as a management trainee. He serves as a Director for various entities, including Texas Utilities Company (TXU Corp), Southwest Health Systems, National Retail Federation, Circle Ten Council - Boy Scouts of America, National Organization on Disability, March of Dimes Birth Defects Foundation, and the Conference Board. Mr. Oesterreicher has served as a member of the Board of Directors of the Company since May 1994 and is a member of the Compensation and Nominating Committees of the Company.

      Roger T. Staubach, 57, has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a national real estate company specializing in tenant representation, since 1982. Mr. Staubach is a 1965 graduate of the U.S. Naval Academy and served four years in the Navy as an officer. In 1968, he joined the Dallas Cowboys professional football team as quarterback and was elected to the National Football League Hall of Fame in 1985. He currently serves on the Board of Directors of American AAdvantage Funds and International Home Foods, Inc., and is active in numerous civic, charity and professional organizations. He has served as a member of the Board of Directors of the Company since 1993 and is a member of the Nominating Committee of the Company.

Executive Officers

      The following persons are executive officers of the Company who are not nominated to serve on the Company's Board of
Directors:

     Leslie Christon, 45, was elected On The Border Mexican Grill & Cantina ("On The Border") President in April 1997, having previously served as Vice President of Operations of On The Border since joining the Company in July 1996. Prior to this time, Ms. Christon held the position of Senior Vice President of Operations of Red Lobster Restaurants from November 1994 to June 1996, and she was with El Chico Restaurants, Inc. from June 1981 to November 1994. Ms. Christon serves on the Board of Directors of the Women's Foodservice Forum and is a past president of the Roundtable for Women in Foodservice, Inc.

      Kenneth D. Dennis, 46, has been Cozymel's Coastal Mexican Grill ("Cozymel's") President since September 1997, having previously served as Senior Vice President and Chief Operating Officer of Cozymel's since February 1997. Mr. Dennis joined the Company as a Manager in 1976 and was named General Manager in 1978, Director of Internal Systems in 1979, and Director of Marketing in 1983. Mr. Dennis was promoted to Vice President of Marketing in 1986 and to Senior Vice President of Marketing in 1993, a position he held until February 1997. Mr. Dennis serves on the Board of Directors of the Marketing Executives Group and is a past Co-Chairman.

      Todd E. Diener, 42, was elected Chili's Grill & Bar President in May 1998, having previously served as Chili's Senior Vice President and Chief Operating Officer since July 1996. Mr. Diener joined the Company as a Chili's Manager Trainee in 1981 and was promoted to General Manager in 1983, Area Director in 1985, and Regional Director in 1987. Mr. Diener became Regional Vice President in 1989, a position he held until July 1996.

     Carol E. Kirkman, 42, was appointed Executive Vice President of Human Resources in June 1997 after serving as Senior Vice
President of Human Resources since April 1996. Ms. Kirkman joined the Company as Corporate Counsel in 1990 and was promoted to Vice President/Assistant General Counsel in 1994. Ms. Kirkman was an attorney in private practice in Dallas, Texas, from 1982 until 1987 and worked as a commercial and retail real estate broker in southern California from 1987 until 1990.

      John C. Miller, 44, has served as Romano's Macaroni Grill President since April 1997. Mr. Miller joined the Company as Vice President-Special Concepts in 1987. In 1988, he was elected Vice President - Joint Venture/Franchise and served in this capacity until 1993 when he was promoted to Senior Vice President
- New Concept Development. Mr. Miller was named Senior Vice President - Mexican Concepts in September 1994 and was subsequently elected Senior Vice President and Mexican Concepts President in October 1995, a position he held until April 1997. Prior to joining the Company, Mr. Miller worked in various capacities with the Taco Bueno Division of Unigate Restaurants.

     Russell G. Owens, 40, has served as Executive Vice President and Chief Financial and Strategic Officer since September 1997. Mr. Owens joined the Company in 1983 as Controller. He was elected Vice President of Planning in 1986 and Vice President of Operations Analysis in 1991. Mr. Owens was promoted to Senior Vice President of Operations Analysis in 1993 and was named Senior Vice President of Strategic Development - Italian Concepts in 1996, a position he held until being elected Chief Strategic Officer in June 1997. Prior to joining the Company, Mr. Owens worked for the public accounting firm, Deloitte & Touche.

       Roger F. Thomson, 50, has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since June 1996. Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and Secretary in March 1994. Mr. Thomson served as a Director of the Company from 1993 until 1995. From 1988 until 1993, Mr. Thomson served as Senior Vice President, General Counsel and Secretary for Burger King Corporation. Prior to 1988, Mr. Thomson spent ten years at S & A Restaurant Corp. where he was Executive Vice President, General Counsel and Secretary.

      Mark F. Tormey, 46, has served as Maggiano's Little Italy President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Maggiano's Little Italy in August 1995. Prior to joining the Company, Mr. Tormey worked for Lettuce Entertain You Enterprises, Inc. since 1979. In 1991, Mr. Tormey opened the first Maggiano's Little Italy restaurant and worked with the Maggiano's Little Italy group at Lettuce Entertain You Enterprises, Inc. until its acquisition by the Company in August 1995.

      David Wolfgram, 41, has served as Corner Bakery Cafe ("Corner Bakery") President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Corner Bakery in August 1995. Mr. Wolfgram joined Lettuce Entertain You Enterprises, Inc. in 1980 and served as Vice
President and Managing Partner with Lettuce Entertain You Enterprises, Inc. from 1989 until Corner Bakery was acquired by the Company in August 1995.

Classes of Directors

      For purposes of determining whether non-employee directors will be nominated for reelection to the Board of Directors, the non-employee directors have been divided into four classes. Each non-employee director will continue to be subject to reelection by the shareholders of the Company each year. However, after a non-employee director has served on the Board of Directors for four years, such director shall be deemed to have been advised by the Nominating Committee that he or she will not stand for reelection at the subsequent annual meeting of shareholders and shall be considered a "Retiring Director." Notwithstanding this policy, the Nominating Committee may determine that it is appropriate to renominate any or all of the Retiring Directors after first considering the appropriateness of nominating new candidates for election to the Board of Directors. The four classes of non-employee directors are as follows: Messrs. Girouard, Humphries and Oesterreicher comprise Class 1 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2002 fiscal year. There are no members of Class 2. Messrs. Haggar, Kirk and Marcus comprise Class 3 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2000 fiscal year. Messrs. Carty, Cook and Staubach comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2001 fiscal year.

Committees of the Board of Directors

      The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee. The Executive Committee (currently comprised of Messrs. Brinker, McDougall, Carty, Cook, and Marcus) met two times during the fiscal year. The Executive Committee reviews material matters during the intervals between Board meetings, provides advice and counsel to Company management during such intervals, and has the authority to act for the Board on most matters during the intervals between Board meetings. In addition, the Executive Committee is also charged with assuring that the Company has a satisfactory succession management plan for all key management positions.

      All of the members of the Audit and Compensation Committees are directors independent of management who are not and never have been officers or employees of the Company. The Audit Committee is currently comprised of Messrs. Girouard, Haggar, and Humphries, and it met three times during the fiscal year. Included among the functions performed by the Audit Committee are: the review with independent auditors of the scope of the audit and the results of the annual audit by the independent auditors, consideration and recommendation to the Board of the selection of the independent auditors for the next fiscal year, the review with management and the independent auditors of the annual financial statements of the Company, and the review of the scope and adequacy of internal audit activities.

       The Compensation Committee is currently comprised of Messrs. Cook, Girouard, Haggar and Oesterreicher, and it met three times during the fiscal year. Functions performed by the Compensation Committee include: reviewing the performance of the Chief Executive Officer, approving key executive promotions, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, approval of the total number of available shares to be used each year in stock-based plans, and approval of the adoption and amendment of significant compensation plans. The specific nature of the Committee's responsibilities as they relate to executive officers is set forth below under "Report of the Compensation Committee."

     The purposes of the Nominating Committee are to recommend to the Board of Directors potential members to be added as new or replacement members to the Board of Directors, to review the compensation paid to non-management Board members, and to recommend corporate governance guidelines to the full Board of Directors. The Nominating Committee will consider a shareholder-recommended nomination for director to be voted upon at the 2000 annual meeting of shareholders provided that the recommendation must be in writing, set forth the name and address of the nominee, contain the consent of the nominee to serve, and be submitted on or before May 27, 2000. The Nominating Committee is composed of Messrs. Brinker, McDougall, Kirk, Oesterreicher, and Staubach and it met two times during the fiscal year.

      During the fiscal year ended June 30, 1999, the Board of Directors held four meetings; each incumbent director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served.

Directors' Compensation

      Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended. The Company also reimburses directors for costs incurred by them in attending meetings of the Board.

      Directors who are not employees of the Company receive grants of stock options under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants. A new director who is not an employee of the Company will receive as compensation (a) 20,000 stock options at the beginning of such director's term, and (b) an annual payment of $36,000, at least 25% of which must be taken in the form of stock options. If a director is appointed to the Board of Directors at any time other than at an annual meeting of shareholders, the director will receive a prorated portion of the annual cash compensation for the period from the date of election or appointment to the Board of Directors until the meeting of the Board of Directors held contemporaneous with the next annual meeting of shareholders. If a director elects to receive cash, the first payment will be made at the Board of Directors' meeting held contemporaneous with the next annual meeting of shareholders. The stock options will be granted as of the 60th day following such meeting (or if the 60th day is not a business day, on the first business day thereafter) at the fair market value on the date of grant. One-third (1/3) of the options will vest on each of the second, third and fourth anniversaries of the date of grant. If a director is a Retiring Director who is being nominated for an additional term on the Board of Directors, each such renominated director will receive an additional grant of 10,000 stock options at the beginning of such director's new term. If the 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants is approved by the shareholders of the Company, an individual director will be given the option of substituting awards of restricted stock or stock options for cash in making his or her annual election regarding compensation.

                     EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the annual compensation for the Company's five highest compensated executive officers, including the Chief Executive Officer, whose salary and bonus exceeded $100,000 in fiscal 1999.

                    Summary Compensation Table

                                                        Long-Term Compensation
                                                         Awards       Payouts
                                                       Securities    Long-Term
Name and                      Annual Compensation      Underlying    Incentive    All Other
Principal Position      Year    Salary     Bonus       Options       Payouts    Compensation(1)
Ronald A. McDougall
 Vice Chairman and      1999   $ 929,154  $1,080,142    200,000      $106,100     $ 20,652
 Chief Executive        1998   $ 861,442  $1,033,731    200,000      $ 76,633     $ 30,397
 Officer                1997   $ 825,000  $  396,000    200,000      $ 67,289     $ 29,194

Douglas H. Brooks
 President and          1999   $ 541,154  $  555,515    125,000      $ 69,505     $ 17,491
 Chief Operating        1998   $ 387,308  $  255,623     60,000      $ 45,980     $ 16,595
 Officer                1997   $ 333,654  $  120,462     50,000      $ 33,645     $ 20,818

Russell G. Owens
 Executive Vice         1999   $ 350,000  $  271,251     75,000      $ 62,898     $ 14,220
 President and Chief    1998   $ 286,577  $  229,262     50,000      $ 37,473     $ 13,319
 Financial and          1997   $ 187,231  $   41,931     20,000      $ 26,916     $ 12,589
 Strategic Officer

Roger F. Thomson
 Executive Vice         1999   $ 349,885  $  271,161     50,000      $ 79,575     $ 13,909
 President, Chief       1998   $ 334,692  $  267,754     50,000      $ 57,475     $ 16,501
 Administrative Officer,1997   $ 317,231  $  104,940     50,000      $ 40,374     $ 16,680
 General Counsel and
 Secretary

John C. Miller
 Romano's Macaroni      1999   $ 329,792  $  204,472     60,000      $ 63,660     $ 13,623
 Grill President        1998   $ 305,631  $  131,421     50,000      $ 38,317     $ 15,865
                        1997   $ 277,461  $   37,592     50,000      $ 26,916     $ 15,871

(1) All other compensation represents Company match on deferred compensation and various fringe benefits including car allowance and reimbursement of tax preparation, financial planning, and health club expenses.

Option Grants During 1999 Fiscal Year

      The following table contains certain information concerning the grant of stock options pursuant to the Company's Stock Option and Incentive Plan to the executive officers named in the above compensation table during the Company's last fiscal year:

                              % of Total                              Realizable Value of
                              Options                                 Assumed Annual Rates of
                              Granted to                              Stock Price Appreciation
                    Options   Employees in  Exercise or   Expiration   for Option Term(1)
Name                Granted    Fiscal Year   Base Price     Date           5%         10%
Ronald A. McDougall  200,000     10.4%        $26.75       01/21/09    $3,364,586   $8,526,522

Douglas H. Brooks    125,000      6.5%        $26.75       01/21/09    $2,102,866   $5,329,076

Russell G. Owens      75,000      3.9%        $26.75       01/21/09    $1,261,720   $3,197,446

Roger F. Thomson      50,000      2.6%        $26.75       01/21/09    $  841,147   $2,131,631

John C. Miller        60,000      3.1%        $26.75       01/21/09    $1,009,376   $2,557,957


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange
Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.


Stock Option Exercises and Fiscal Year End Value Table

      The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year end. Also reported are the values for "in-the-money" options which represent the position spread between the exercise price of any such existing options and the $27.50 fiscal year end price of the Company's Common Stock.

                                                Number of Unexercised          Value of Unexercised
                      Shares                      Options at                 In-the-Money Options at
                      Acquired      Value         Fiscal Year End               Fiscal Year End
                      On Exercise   Realized    Exercisable   Unexercisable  Exercisable   Unexercisable

Name
Ronald A. McDougall    252,500     $3,424,153    787,500         750,000     $7,943,593    $8,112,500
Douglas H. Brooks       94,925     $1,823,756    314,500         270,000     $4,323,112    $2,183,125
Russell G. Owens        14,739     $  326,553    110,708         195,000     $1,402,600    $1,765,000
Roger F. Thomson        30,000     $  412,500    167,500         185,000     $1,548,610    $1,991,875
John C. Miller             -0-            -0-    105,625         195,000     $1,282,971    $1,999,375

Long-Term Performance Share Plan and Awards

      Executives of the Company participate in the Long-Term Performance Share Plan. See "Report of the Compensation Committee - Long-Term Incentives" for more information regarding this plan. The following table represents awards granted in the last fiscal year under the Long-Term Performance Share Plan:

                                                Estimated Future Payouts
                                              Under Non-Stock Based Plans
                                                       (Dollars)
                           Number of
Name                      Units Awarded       Threshold     Target     Maximum
Ronald A. McDougall          2,000                *        $200,000         *
Douglas H. Brooks            1,500                *        $150,000         *
Russell G. Owens             1,000                *        $100,000         *
Roger F. Thomson             1,000                *        $100,000         *
John C. Miller               1,000                *        $100,000         *


*    Future  payouts under the Long-Term Performance  Share  Plan have  no minimum threshold and have no maximum limit as  set
     forth   in  more  detail  in  "Report  of  the  Compensation
     Committee - Long Term Incentives."


              REPORT OF THE COMPENSATION COMMITTEE

Compensation Philosophy

      The executive compensation program is designed as a tool to reinforce the Company's strategic principles - to be a premiere and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles have guided the development of the executive compensation program:

    Provide  competitive levels of compensation  to  attract  and retain the best qualified executive talent. The Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long term.

    Embrace   a   pay-for-performance   philosophy   by   placing
     significant amounts of compensation "at risk" - that is, compensation payouts to executives must vary according to the overall performance of the Company.

    Directly   link   executives'   interests   with   those   of
     shareholders   by  providing  opportunities  for   long-term
     incentive compensation based on changes in shareholder value.

       The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives and incentive stock options.

Base Salaries

       Executives' base salaries and total compensation are targeted to be competitive between the 75th and 90th percentiles of the market for positions of similar responsibility and scope to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company. Positioning executives' base salaries at these levels is needed for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth. The Company defines the relevant labor market for such executive talent through the use of third-party executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of companies from many industries. Individual base salary levels are determined by considering market data for each officer's position, level of responsibility, performance, and experience. The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

Annual Incentives

      The Company's Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, participate. The program is designed to reflect employees' contribution to the growth of the Company's Common Stock value by increasing the earnings of the Company. The plan reinforces a strong teamwork ethic by making the basis for payouts to non-restaurant concept executives the same as for all other non-restaurant concept corporate employees and by making the basis for payouts to executives of one of the Company's restaurant concepts the same as for all other members of such restaurant concept's corporate team.

      At the beginning of a fiscal year, each executive is assigned an Individual Participation Percentage ("IPP") of the base salary for such executive that targets overall total cash compensation for executives between the 75th and 90th percentiles of the market. The IPPs reflect the Committee's desire that a significant percentage of executives' total compensation be derived from variable pay programs.

401(k) Savings Plan and Savings Plan II

      On January 1, 1993, the Company implemented the 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II"). These Plans are designed to provide the Company's employees with a tax-deferred long-term savings vehicle. The Company provides a matching contribution equal to twenty-five percent of a salaried participant's contribution, up to a maximum of five percent of such participant's base compensation.

      Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. The Company's matching contribution for all Plan I participants is made in Company Common Stock. All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service. Participants' contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility since Plan I inception.

      Plan II is a non-qualified deferred compensation plan. Plan II participants elect the percentage of pay they wish to defer into their Plan II account. They also elect the percentage of their deferral account to be allocated among various investment options. The Company's matching contribution for all non-officer Plan II participants is made in Company Common Stock, with corporate officers receiving a Company match in cash. Participants in Plan II are considered a select group of management and highly compensated employees according to the Department of Labor. A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility since Plan II inception.

Long-Term Incentives

      All salaried employees above a specified grade level of the Company, including executives, are eligible for annual grants of tax-qualified and non-qualified stock options. By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's Common Stock, executives' interests are closely aligned with shareholders' long-term interests. In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for later retirement.

     Stock options are rights to purchase shares of the Company's Common Stock at the fair market value as of the date of grant. Grantees do not receive a benefit from stock options unless and until the market price of the Company's common stock increases. Fifty percent of a stock option grant becomes exercisable two years after the grant date; the remaining fifty percent of a grant becomes exercisable three years after the grant date.

      The number of stock options granted to an executive is determined by the Compensation Committee and is based on grant guidelines set by the Compensation Committee that reflect market data and the officer's position within the Company.

      During the 2000 fiscal year, annual grants of stock options to officers of the Company will be reduced. Pursuant to the Executive Long-Term Incentive Plan described in more detail below, the value of each officer's long-term compensation package will be reallocated among stock options, restricted stock and cash. Such restricted stock will vest fifty percent in two years and fifty percent in three years provided that certain performance objectives relating to the Company's revenues and earnings are attained.

      Executives also participate in the Long-Term Performance Share Plan. The Long-Term Performance Share Plan is based on the Company's total shareholder return in comparison to the S&P 500 Index and the S&P Restaurant Industry Index. For executives to receive the target payout, the Company must perform at the 75th percentile of each index over a three-year cycle and must average at least ninety percent of its planned annual profit before taxes over the same three-year cycle. If approved by the shareholders of the Company, the Long-Term Performance Share Plan will be
replaced   by  the  Executive  Long-Term  Incentive  Plan.    The
Executive Long-Term Incentive Plan is based upon the Company's earnings per share over a three year period in comparison to a target established by the Compensation Committee of the Board of Directors. For a restaurant concept president, the criteria will be the three-year profit before taxes for such restaurant concept as compared to the target established by the Compensation Committee of the Board of Directors. Any payouts made under the Executive Long-Term Incentive Plan shall be made one-half in cash and one-half in restricted stock, which restricted stock will vest one-third per year over the next three years. In order to transition from the current Long-Term Performance Share Plan, payouts for the cycle including fiscal years 1998, 1999, and 2000, will be paid out based upon the performance during the 1998 and 1999 fiscal years (on a prorata basis) in the form of restricted stock that will vest two-thirds in one year and one-third in two years. Payments under the Long-Term Performance Share Plan for the 1999, 2000, and 2001 three-year cycle will be paid out based upon the performance during the 1999 fiscal year (on a prorata basis) in the form of restricted stock that will
vest  two-thirds  in one year and one-third in  two  years.   The
Executive Long-Term Incentive Plan will be phased in over a three-year period beginning in the 2000 fiscal year. Payouts under the Executive Long-Term Incentive Plan will commence following the
2000  fiscal  year.   The  first payout  will  be  based  on  the
performance (either earnings per share for corporate officers or profit before taxes for concept presidents) for the 2000 fiscal year and the target payout will be one-third of the approved
target  payout.   The  second payout  will  occur  following  the
completion of the 2001 fiscal year and will be based on the performance over the two-year period of fiscal years 2000 and
2001.   The  target  payout will be two-thirds  of  the  approved
target payout. Full target payouts will become effective after the completion of the 2002 fiscal year when the performance results for the full 2000, 2001, and 2002 three-year cycle are
known.   These target payouts will be paid based upon performance
against the three-year target earnings per share or profit before taxes amounts established by the Compensation Committee of the Board of Directors.

Pay/Performance Nexus

     The Company's executive compensation program has resulted in a direct relationship between the compensation paid to executive officers and the Company's performance. See "Five-Year Total
Shareholder Return Comparison" below.

CEO Compensation

      The Compensation Committee made decisions regarding Mr. McDougall's compensation package according to the guidelines discussed in the preceding sections. Mr. McDougall was awarded a salary increase in the amount of 5.4%, effective July 1, 1999, to recognize his vast experience in the restaurant industry, the Company's performance under his leadership and his significant contributions to the Company's continued success. Mr. McDougall was granted 2,000 units under the Long-Term Performance Share Plan for the cycle which includes fiscal years 1999, 2000, and 2001. Mr. McDougall was also granted 200,000 stock options under the Company's Stock Option and Incentive Plan. Approximately fifty-four percent of Mr. McDougall's cash compensation for fiscal 1999 was incentive pay pursuant to the Company's Profit Sharing Plan. Like all Company executives, Mr. McDougall's compensation is significantly affected by the Company's performance. In the 1999 fiscal year, Mr. McDougall's total cash compensation increased six percent from its level in the 1998 fiscal year.

Federal Income Tax Considerations

     The  Compensation  Committee has considered  the  impact  of
Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives.

     The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report. The Company's financial performance supports the compensation practices employed during the past year.

                       Respectfully submitted,
                       COMPENSATION COMMITTEE



                       DAN W. COOK, III
                       MARVIN J. GIROUARD
                       J.M. HAGGAR, JR.
                       JAMES E. OESTERREICHER

         FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

      The following is a line graph presentation comparing cumulative, five-year total shareholder returns on an indexed basis with the S&P 500 Index and the S&P Restaurant Industry
Index.  A list of the indexed returns follows the graph.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    Brinker
                 International       S&P 500       S&P Restaurants
1994               100.00             100.00        100.00
1995                82.74             126.07        131.52
1996                73.81             158.86        154.75
1997                66.67             213.98        161.84
1998                94.05             278.52        219.24
1999               130.95             341.90        274.86


      The graph assumes a $100 initial investment and the reinvestment of dividends. The Common Stock prices shown are neither indicative nor determinative of future performance.

                             1994       1995      1996       1997     1998      1999
Brinker International       100.00      82.74     73.81      66.67    94.05    130.95
S&P 500                     100.00     126.07    158.86     213.98   278.52    341.90
S&P Restaurants             100.00     131.52    154.75     161.84   219.24    274.86

    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports and the Company is required to disclose in this proxy statement, any failure to file by these dates. The Company believes that all filing requirements were satisfied. In making these disclosures and filing the reports, the Company has relied solely on written representations from certain reporting persons.


                      CERTAIN TRANSACTIONS

     The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except for the transactions described below, there were no transactions required to be reported in the last fiscal year.

     On June 28, 1995, Mr. Norman Brinker contractually agreed to remain as Chairman of the Board (subject to annual reelection by the shareholders) through the 2001 fiscal year. Under this agreement, Mr. Brinker's compensation will not materially differ from his compensation on June 28, 1995. However, Mr. Brinker's total base compensation and profit sharing distributions in the 1998 through 2001 fiscal years will not exceed $1,000,000 per year. Upon Mr. Brinker's death, retirement or termination for cause, no further payment shall be made pursuant to this agreement.

     Upon the expiration of the agreement described above, Mr. Brinker will remain a consultant to the Company through the 2021 fiscal year. Mr. Brinker will be compensated commensurate with his continuing contributions to the Company; however, during this time, he will no longer participate in any of the Company's profit sharing or bonus plans. Upon Mr. Brinker's death, retirement or termination for cause, no further payment shall be made pursuant to the consulting agreement.

     The Company also entered into an agreement with Mr. Brinker whereby Mr. Brinker conveyed to the Company his likeness, biography, photo, voice and name to be used by the Company in all media, promotions, advertising, training, and other materials as the Company deems appropriate. He will receive as compensation $400,000 per year until the earlier of July 1, 2021 or his death.

     The Company owns an office building and leases an adjacent office complex containing three buildings in order to allow for the expansion of its corporate headquarters. A company controlled by Roger T. Staubach, a director of the Company, was previously a subtenant in this office complex and paid approximately $511,500 in rent to the Company during the 1999 fiscal year pursuant to a sublease entered into with an unrelated party prior to the acquisition of the office complex by the Company. This sublease terminated in April 1999. A company controlled by Mr. Staubach provided real estate brokerage services in connection with the purchase of land by the Company during the 1999 fiscal year and was paid $36,750 for such services by the property seller. In addition, a company controlled by Mr. Staubach provided real estate brokerage services during the 1999 fiscal year in connection with the renewal of a sublease by a third party tenant in the office complex leased by the Company and was paid $47,320 for such services by the Company.


               RE-APPROVAL OF PROFIT SHARING PLAN

      The Company adopted a Profit Sharing Plan in 1984 and the shareholders of the Company ratified the adoption of the Profit Sharing Plan in 1994. The Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, participate. The Profit Sharing Plan is designed to reflect employees' contribution to the growth of the Company's Common Stock value by increasing the earnings of the Company. The Profit Sharing Plan reinforces a strong team work ethic by making the basis for payouts to all employees similar. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. In order that the Company might continue to provide incentive compensation to its executive officers, and continue to receive a federal income tax deduction for the payment of such compensation, the Profit Sharing Plan has been designed in a manner intended to meet the performance-based compensation exception to the limitation on deductions.

      The shareholders of the Company previously approved the Profit Sharing Plan in 1994. However, Section 162(m) of the Internal Revenue Code requires that plans such as the Profit Sharing Plan be approved by the shareholders of the Company every five years in order to meet the performance-based compensation exception to the limitation on deductions. At the Annual Meeting, the shareholders of the Company are being asked to re-approve the Profit Sharing Plan.


Summary of the Profit Sharing Plan

      Each employee is assigned an Individual Participation Percentage ("IPP") of the base salary for such employee. Payouts under the Profit Sharing Plan are based on a formula that multiplies an employee's IPP times the base wages paid to the employee during the fiscal year times a factor that measures the difference between the Company's actual and planned performance. Planned performance parameters based on the Company's annual plan are approved by the Compensation Committee prior to the beginning of the fiscal year. For each one percentage point difference between the actual and planned performance, the factor is adjusted by an upside or downside (as appropriate) multiplier of five points for corporate officers and employees focused on a single restaurant concept, and by a multiplier of four points for other participants. To ensure that the Company achieves a minimally acceptable level of performance before any payouts are made to employees, a minimum level of achievement is required, and no profit sharing payouts are made if the Company's performance is below a minimum level. No participant in the Profit Sharing Plan may receive a payout in excess of $2,000,000 in any fiscal year. There is a maximum cap of 150% of expected payout for payouts under the Profit Sharing Plan for participants focused on a single restaurant concept (subject to revision at the discretion of the Chief Executive Officer).

      Employees who have been with the Company for less than twelve months will participate in the Profit Sharing Plan on a prorated basis. The Profit Sharing Plan is administered by the Human Resources Department of the Company. The IPP for a non-officer is determined based upon the salary grade of such individual within the Company. Individual IPPs may be changed by promotion pursuant to the Company's internal procedures. Changes to the IPP assigned to a salary grade or an individual must be approved by senior management of the Company. Changes in the IPP for an officer must be approved by the Compensation Committee.

      During the 1999 fiscal year, 893 employees participated in the Profit Sharing Plan. Payouts under the Profit Sharing Plan during the 1999 fiscal year are summarized as follows:

                                 Payment Received
                                   During 1999
Name                               Fiscal Year

Ronald A. McDougall                $ 1,080,142
Douglas H. Brooks                  $   555,515
Russell G. Owens                   $   271,251
Roger F. Thomson                   $   271,161
John C. Miller                     $   204,472
All Current Executive Officers
as a Group (11 persons)            $ 3,300,920
All Employees, Including All
Current Officers Who are Not
Executive Officers, As a Group     $ 7,657,893


Required Vote

      A favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual
Meeting in person or by proxy is required to re-approve the Profit Sharing Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
FOR THIS PROPOSAL TO RE-APPROVE THE PROFIT SHARING PLAN.


         APPROVAL OF EXECUTIVE LONG-TERM INCENTIVE PLAN

     The Company adopted the Executive Long-Term Incentive Plan effective July 1, 1999, the beginning of the current fiscal year (the "Long-Term Plan"). The Long-Term Plan is a non-qualified, long-term performance plan in which all corporate officers of the Company (currently 34 persons) participate. The Long-Term Plan provides an additional mechanism for focusing executives on total shareholder return over the long term. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, excluding certain forms of compensation including performance-based compensation. In order that the Company might continue to provide incentive compensation to its executive officers, and continue to receive a federal income tax deduction for the payment of such compensation, the Long-Term Plan has been designed in a manner intended to meet the performance-based compensation exception to the limitation on deductions. The Long-Term Plan has been adopted by and will be administered by the Compensation Committee of the Board of
Directors. The Long-Term Plan will replace the Long-Term Performance Share Plan (the "Current Plan") approved by the shareholders of the Company on November 6, 1997.

     At the Annual Meeting, the shareholders of the Company are being asked to approve the adoption of the Long-Term Plan.

Summary of the Long-Term Plan

     The Long-Term Plan is a performance-related plan using overlapping three-year cycles paid annually. Each participant will be assigned a specific target payout in cash and shares of restricted stock by the Compensation Committee of the Board of Directors after receipt of recommendations from the Chief
Executive Officer. The participant will receive the target payment if the target performance is achieved for the three-year cycle. The performance criteria for corporate officers will be the three-year target for earnings per share approved by the Compensation Committee. The performance criteria for a corporate officer who is a restaurant concept president will be the three-year profit before taxes target for such restaurant concept approved by the Compensation Committee.

     If  the  target  performance is achieved for the  three-year period, the participant will receive the target payment. Such payment will be made in cash and restricted stock, which restricted stock will vest one-third per year over the following three-year period. For corporate officers, for each percent that the earnings per share target is missed or exceeded, the expected payment will be decreased or increased by 1%. The payment for performance above and below the profit before taxes for concept presidents will vary based on the size of the restaurant concept. No participant in the Long-Term Plan may receive a payout of more than 100,000 shares of restricted stock and $1,500,000 in cash in any fiscal year.

     All restricted stock to be awarded pursuant to the Long-Term
Plan has been previously approved by the shareholders of the Company as part of the Company's Stock Option and Incentive Plan.

    The Current Plan is based on the performance of the Company's stock price relative to the S&P 500 Index and the S&P Restaurant Industry Index over a three-year period. Such relative performance can be subject to significant external influences. By replacing the Current Plan with an evaluation of the Company's performance against a three-year earnings per share or profit before taxes target approved by the Board of Directors, the officers of the Company will not be rewarded unless the long-term business objectives of the Company are met.

Required Vote

     The favorable vote of the holders of the majority of the shares of Common Stock present and entitled to vote at the annual meeting in person or by proxy is required to approve the adoption of the Long-Term Plan. The Board of Directors believes that approval of the Long-Term Plan is in the best interest of the Company and that the Long-Term Plan will strengthen the Company's ability to attract and retain key employees and better align the long-term interests of such employees with the interests of the Company's shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THIS PROPOSAL TO APPROVE THE ADOPTION OF THE LONG-TERM PLAN.


        APPROVAL OF 1999 STOCK OPTION AND INCENTIVE PLAN
           FOR NON-EMPLOYEE DIRECTORS AND CONSULTANTS

      In September 1999, the Board of Directors adopted the 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants (the "1999 Plan") subject to the approval of shareholders at the annual meeting, covering the issuance of up to 300,000 shares of Common Stock of the Company. The Directors Plan will replace the 1991 Stock Option Plan for Non-Employee Directors and Consultants (the "1991 Plan") which authorized the issuance of up to 587,500 shares of Common Stock of the Company. Approximately 456,000 stock options have been issued under the 1991 Plan and the authority to issue the remaining 131,500 stock options pursuant to the 1991 Plan will be terminated. The purpose of the 1999 Plan is to provide non-employee directors (currently nine members of the Board of Directors are non-employee directors), consultants and advisors with a proprietary interest in the Company through the granting of stock options, restricted stock, and stock appreciation rights which will increase their interest in the Company's welfare, furnish them an incentive to continue their services for the Company and provide a means through which the Company may attract able persons to serve on its Board of Directors and act as consultants or advisors. The 1999 Plan provides more flexibility than the Company's 1991 Plan in that it allows the issuance of stock options, stock appreciation rights, and restricted stock to eligible participants. Under the current compensation system for non-employee directors, each such director must take a portion of his or her annual cash retainer in the form of stock options and may elect to convert all or the remaining portion of such retainer into stock options. The 1999 Plan would require each non-employee director to take a portion of his or her annual cash retainer in the form of stock options or restricted stock and permit each such director to convert some or all of the remaining portion of such retainer into stock options or restricted stock. A more detailed description of the compensation payable to non-employee directors is provided above under "Directors and Executive Officers - Directors' Compensation". At the annual meeting, the shareholders of the Company are being asked to approve the adoption of the 1999 Plan. A copy of the 1999 Plan is attached hereto as Appendix A. The following description is subject in all respects to the terms of the 1999 Plan.

Summary of the 1999 Plan

Stock Options

      The 1999 Plan is designed to permit the granting of options to purchase Common Stock to directors of the Company who are not employees of the Company or its subsidiaries and to certain consultants and advisors. The administration of the 1999 Plan will be provided by the Nominating Committee of the Board of Directors which has the authority to determine the terms on which options are granted under the 1999 Plan. The Nominating Committee determines the number of options to be granted to eligible participants, determines the purchase price and option period at the time the option is granted, and administers and interprets the 1999 Plan.

      The exercise price of options is payable in cash or the holder of an option may request approval from the Nominating Committee to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price. The 1999 Plan requires that the exercise price of an option will not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option.

Tax Status of Stock Options

      Only non-qualified stock options may be granted under the 1999 Plan. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of a non-qualified option an optionee will recognize ordinary income, and the Company will be entitled to a corresponding tax deduction, in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any additional gain or loss after exercise realized by an optionee on subsequent disposition of such shares generally is a capital gain or loss and does not result in a tax deduction to the Company.

Stock Appreciation Rights and Stock Awards

       The 1999 Plan also permits the issuance of stock appreciation rights ("SARs") and restricted stock ("Stock Awards") (SARs and Stock Awards are collectively referred to as "Awards"). When an Award is made, the Nominating Committee will specify (a) the amount and form of the Award, and (b) the period, if any, during which the participant must remain on the Board of Directors of the Company or a subsidiary or serve as a consultant or advisor to the Company or a subsidiary as a condition of the Award ("Vesting Period"). Full or partial acceleration of vesting will occur in the event of death or disability. The Nominating Committee may accelerate vesting, in whole or in part, under such circumstances as are deemed appropriate. The Nominating Committee may specify additional terms as it deems appropriate.


Tax Status of SARs and Stock Awards

      Under the Internal Revenue Code, if Awards are made in the form of restricted stock, no income will be realized by a participant upon the award of restricted stock. When restricted stock vests, the participant will recognize ordinary compensation income equal to the then fair market value of the shares. The Company generally will be entitled to a federal income tax deduction upon the recognition of income on the restricted stock by the participant.

      If Awards are made in the form of SARs, no income will be realized by the participant upon the award of SARs. When the SARs vest, the participant will recognize ordinary compensation income equal to the cash value of the SARs. The Company generally will be entitled to a federal income tax deduction upon the recognition of income on the SARs by the participant.

Amendments

     The 1999 Plan may be amended, altered or discontinued by the Nominating Committee without the approval of the shareholders, except that the Nominating Committee does not have the power or authority to adversely affect the rights of any participant or beneficiary of any stock options or Awards granted under the 1999 Plan prior to the date such amendment is adopted by the
Nominating Committee in the absence of written consent to the change by the affected participant or beneficiary. The Nominating Committee, however, may make appropriate adjustments in the number of shares covered by the 1999 Plan, the number of outstanding options, option prices, and any restrictions on outstanding Awards to reflect any stock dividend, stock split, share combination, merger, consolidation, reorganization, liquidation, change in control, or the like, of or by the Company.

Required Vote

      The favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the annual meeting in person or by proxy is required to approve the adoption of the 1999 Plan. The Board of Directors believes that approval of the 1999 Plan is in the best interest of the Company and that the 1999 Plan will provide a means through which the Company will attract and retain able persons to serve on its Board of Directors and act as consultants or advisors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THIS PROPOSAL TO APPROVE THE ADOPTION OF THE 1999 PLAN.



                    SHAREHOLDERS' PROPOSALS

    Any proposals that shareholders of the Company desire to have presented at the 2000 annual meeting of shareholders must be received by the Company at its principal executive offices no later than May 27, 2000.

                      INDEPENDENT AUDITORS

     Representatives of KPMG LLP, independent certified public accountants and auditors of the Company's financial statements, are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                         MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 30, 1999, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

                               By Order of the Board of Directors,



                               ROGER F. THOMSON
                               Secretary

Dallas, Texas
September 24, 1999



                           APPENDIX A

                   BRINKER INTERNATIONAL, INC.
              1999 STOCK OPTION AND INCENTIVE PLAN
           FOR NON-EMPLOYEE DIRECTORS AND CONSULTANTS


                            SECTION 1
                            GENERAL

     1.1 Purpose. The Brinker International, Inc. 1999 Stock Option and Incentive Plan For Non-Employee Directors and Consultants (the "Plan") has been established by Brinker International, Inc. (the "Company") to provide a means through which the Company may attract able persons to serve on its Board and to act as consultants or advisors and to provide such individuals with an interest in the Company's welfare and to furnish them an incentive to continue their services for the Company.

     1.2 Participation. Subject to the terms and conditions of the Plan, the directors of the Company who are not employees of the Company or its subsidiaries, and certain consultants, are eligible to become "Participants" in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

     1.3 Operation, Administration and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of
Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

                           SECTION 2
                        OPTIONS AND SARS

     2.1  Definitions.

          (a) The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 2 will be Non-Qualified Stock Options. A "Non-Qualified Stock Option" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code.

          (b) A stock appreciation right (an "SAR") entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to all or a portion of the excess of:
               (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

     2.2 Exercise Price. The "Exercise Price" of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the "Pricing Date" shall be the date on which the Option or SAR is granted, except that the Committee may provide that if an Option or SAR is granted in tandem with, or in substitution for, an outstanding Award, the Pricing Date is the date of grant of such outstanding Award.

     2.3 Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

     2.4   Payment of Option Exercise Price.  The payment of  the
Exercise Price of an Option granted under this Section 2 shall be subject to the following:

          (a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

          (b) The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

          (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

     2.5 Settlement of Award. Distribution following exercise of an Option or SAR, and shares of Stock distributed pursuant to such exercise, shall be subject to such conditions, restrictions and contingencies as the Committee may establish. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.

                           SECTION 3
                       OTHER STOCK AWARDS

     3.1   Definition.   A Stock Award is a grant  of  shares  of
Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future.

     3.2 Restrictions on Stock Awards. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. If the right to become vested in a Stock Award granted under this Section 3 is conditioned on the completion of a specified period of service with the Company and the Related Companies, then the required period of service for vesting shall be not less than one year (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant's death, disability, or change in control).

                           SECTION 4
                  OPERATION AND ADMINISTRATION

     4.1 Effective Date. Subject to the approval of the shareholders of the Company at the Company's 1999 annual meeting of its shareholders, the Plan shall be effective as of September 2, 1999 (the "Effective Date"). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding.

     4.2  Shares Subject to Plan.

          (a) (i)   Subject to the following provisions  of
                    this subsection 4.2, the maximum number shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 300,000.

               (ii) Any  shares of Stock granted under  the  Plan
                    that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

              (iii) If  the  Exercise Price  of  any  stock
                    option granted under the Plan or any Prior Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

               (iv) Shares  of Stock delivered under the Plan  in
                    settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is a result of the Company or a Related Company acquiring another entity (or an interest in another entity).

           (b) Subject to the provisions of Section 6 hereof, in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARs as well as any other adjustments that the Committee determines to be equitable.

     4.3 Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

          (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

          (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

     4.4 Tax Withholding. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

     4.5 Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another entity (or an interest in another entity).

     4.6 Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

     4.7 Payments. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the
Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents.

     4.8 Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

     4.9 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

     4.10 Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the "Agreement") in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

     4.11 Limitation of Implied Rights.

          (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

          (b) The Plan does not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

     4.12 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     4.13 Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the company.

     4.14 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

                           SECTION 5
                           COMMITTEE

     5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Nominating Committee (the "Committee") in accordance with this Section 5. The Committee shall be selected by the Board and shall consist of two or more members of the Board.

     5.2 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

          (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by
               Section 6) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual's present and potential contribution to the Company's success and such other factors as the Committee deems relevant.

           (b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to establish terms and conditions of awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

          (c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that
               may    be   necessary   or   advisable   for   the
               administration of the Plan.

          (d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

          (e) Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

          (f) In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

     5.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange and subject to the prior approval of the Board, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

     5.4 Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

                           SECTION 6
                 ACCELERATION OF EXERCISABILITY
            AND VESTING UNDER CERTAIN CIRCUMSTANCES

     Notwithstanding any provision in this Plan to the contrary, with regard to any Award of Options, SARs and Stock Awards to any Participant, unless the particular grant agreement provides otherwise, all Awards will become immediately exercisable and vested in full upon the occurrence, before the expiration or termination of such Option, SARs and Stock Awards or forfeiture of such Awards, of any of the events listed below:

          (a) a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

          (b) the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
               Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

          (c) the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of a "tender offer" for stock of the Company subject to Section
               14(d)(2) of the Exchange Act; or

          (d) the failure at any annual or special meeting of the Company's stockholders following an "election contest" subject to Rule 14a-11 promulgated under the Exchange Act, of any of the persons nominated by the Company in the proxy material mailed to stockholders by the management of the Company to win election to seats on the Board, excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

                           SECTION 7
                   AMENDMENT AND TERMINATION

     The Committee may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.2 (relating to certain adjustments to shares) and Section 6 hereof (relating to immediate vesting upon certain events), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board.

                           SECTION 8
                         DEFINED TERMS

     For purposes of the Plan, the terms listed below shall be defined as follows:

          (a)  Award.   The term "Award" shall mean any award  or
               benefit granted to any Participant under the Plan,
               including,  without  limitation,  the   grant   of
               Options, SARs, and Stock Awards.

          (b)  Board.   The term "Board" shall mean the Board  of
               Directors of the Company.

          (c)  Code.   The term "Code" means the Internal Revenue
               Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

           (d) Fair Market Value. For purposes of determining the "Fair Market Value" of a share of Stock, the following rules shall apply:

               (i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the "Fair Market Value" shall be the mean between the lowest and highest reported sale prices of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading. If no reported sale of Stock takes place on the date in question on the principal exchange, then the reported closing asked price of the Stock on such date on the principal exchange shall be determinative of "Fair Market Value."

               (ii) If  the  Stock is not at the time  listed  or
                    admitted to trading on a stock exchange, the "Fair Market Value" shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

             (iii)  If  the Stock is not listed or admitted
                    to trading on any stock exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Committee.

          (f)  Exchange  Act.  The term "Exchange Act" means  the
               Securities Exchange Act of 1934, as amended.

          (g) Related Companies. The term "Related Company" means any company during any period in which it is a "parent company" (as that term is defined in Code section 424(e)) with respect to the Company, or a "subsidiary corporation" (as that term is defined in Code section 424(f)) with respect to the Company.

          (h)  Stock.   The  term "Stock" shall  mean  shares  of
               Common Stock of the Company.